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                                                                  EXHIBIT 10.63


                        [CALYPTE BIOMEDICAL LETTERHEAD]


                                                 December 10, 1998

Hideji Nonomura
Director, Department of Diagnosis
Otsuka Pharmaceutical Co., Ltd.
463-10 Kagasuno Kawauchi-cho
Tokushima, Japan 771-0130



         Re:       LETTER OF INTENT RE MODIFICATION OF DISTRIBUTION AGREEMENT


Dear Mr. Nonomura:

         This Letter of Intent sets forth the understanding that Calypte and Otsuka Pharmaceutical have reached with respect to modifying the Distribution Agreement between our companies executed as of August 7, 1994. We at Calypte value our long and friendly relationship with Otsuka, and we very much respect and appreciate your response to our request that Otsuka agree to relinquish (except in Japan) its role as distributor of Calypte's HIV test kits in the Asian Territory. The following points, which have been approved by Calypte's Board, describe the understanding we have reached regarding modifications we will make to the Distribution Agreement:

         1. Otsuka will retain the exclusive distribution rights in Japan for Calypte's urine HIV-1 EIA Kit, the "Improved Kit" for which we are now in the process of obtaining approval, and other improved or expanded HIV test kits that Calypte may develop or to which it may obtain rights in the future, including test kits for HIV-2 and HIV-1 Group O. Calypte will also grant Otsuka the exclusive right to conduct and distribute Western blot tests in Japan. Commencing upon Otsuka's receipt of approval from the Japanese regulatory authority to begin commercial sales and marketing of Calypte's EIA test kit (which we anticipate will be the Improved Kit, not the original kit), the minimum annual tests of such approval kit to be purchased by Otsuka from Calypte

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shall be fifty thousand (50,000); PROVIDED that, the first "year" to which such purchase commitment shall apply shall be the balance of the calendar year following the date on which Otsuka receives approval from the Japanese regulatory authority PLUS the next calendar year (thereafter, such purchase commitment shall apply in each subsequent calendar year). There shall be no minimum purchase commitment for Western Blot tests.

         2. Calypte will, in consideration of Otsuka relinquishing its distribution rights outside of Japan, pay Otsuka one of the following amounts:

                   a) if the successor distributor pays Calypte an upfront fee and/or milestone payments in addition to royalties or minimum purchases, Calypte will pay Otsuka the greater of $500,000 or 25% of such upfront/milestone payments paid to Calypte by the successor distributor (the 25% payments, if applicable, will be paid to Otsuka at the time the successor distributor makes such payments to Calypte); or

                   b) if the successor distributor pays no such upfront fees/milestone payments to Calypte, Calypte will pay Otsuka a total of $350,000, payable in seven (7) monthly installments of $50,000 each, the first such installment being due the first day of the calendar month following execution of the agreement with the successor distributor.

The above payments contemplate that Calypte will select a successor distributor for all substantial countries in the Asian Territory outside of Japan. If the first successor distributor has a territory with fewer than all of the substantial countries in the Asian Territory outside of Japan, Calypte and Otsuka will discuss in good faith an adjustment to this fee arrangement.

         3. Following Otsuka's relinquishment of its distribution rights in the Asian Territory outside of Japan, Calypte will pay Otsuka five percent (5%) of Calypte's revenues from the sale or use of Calypte HIV test kits (urine and Western Blot) in or for the Asian Territory outside of Japan, beginning on the date of the first commercial sale of such Calypte products in the Asian Territory outside of Japan. Revenues that are the subject of the percentage payments to be made under this paragraph will include Calypte's gross revenues from the successor distributor(s) of Calypte's products in the Asian Territory outside of Japan as well as gross revenues to Calypte from its direct sales to such countries.

         4. Otsuka is currently conducting or plans to conduct clinical trials in Thailand and China and may continue such clinical trials even through it will be relinquishing its distribution rights in the Asian Territory outside of Japan. Otsuka agrees that it will work cooperatively with Calypte on these clinical trials and, once this Letter of Intent has been signed, Otsuka agrees to defer to Calypte on matters relating to any clinical trials outside Japan. Otsuka will provide the results of such clinical trials to Calypte and to the successor distributor designated by Calypte. In addition, Otsuka will assign the regulatory approvals it has obtained in Indonesia and Australia relating to Calypte products to the successor distributor designated by Calypte. Otsuka will provide

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the above at no charge. Otsuka has recently commenced clinical trials of
Calypte products in China. Otsuka will provide a copy of the protocol for such trials to Calypte and will provide any results obtained from such trials to Calypte and to the successor distributor designated by Calypte. The successor distributor will reimburse Otsuka for actual amounts paid by Otsuka for the conduct of such clinical trials in China, excluding Otsuka's own out-of-pocket expenses, which Otsuka shall bear. Given the difficulties encountered with the original Calypte EIA test kit, described below, Calypte does not expect Otsuka to engage in further development efforts relating to the original product.

         5. Certain problems encountered in Asia with the use of the original HIV-1 EIA test kit (the current "Product" within the meaning of the Distribution Agreement) delayed Otsuka's ability to introduce and commercialize the Product in the Asian Territory. We appreciate the efforts of Otsuka and hereby confirm that Otsuka is in good standing under the Distribution Agreement. Calypte and Otsuka have worked cooperatively to find a solution to such problems and to develop the "Improved Kit." In part, the percentage payments to be made by Calypte to Otsuka, described above in Paragraph 3, reflect Calypte's gratitude for the cooperative efforts of Otsuka in the development of the Improved Kit. The Specifications referenced in the Distribution Agreement will be modified to relate to the Improved Kit, and the diligence commitments and references to the "Date of First Sale" in the Distribution Agreement will all be deemed to apply to the Improved Kit, upon its availability for development and commercialization.

         We are pleased that we have reached an understanding on the basic terms of modifications to be made to the Distribution Agreement. I believe this Letter of Intent accurately reflects the understanding we have reached in our meetings on this subject. If you agree, please sign below and return a signed copy to me.

         Again, I want to thank you for your consideration in this regard.


                                            Very truly yours,

                                            /s/ William Boeger

                                            William Boeger, III President


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AGREED AND ACCEPTED:

OTSUKA PHARMACEUTICAL CO., LTD.

/s/ Hideji Nonomura
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Signature

Hideji Nonomura
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Name

Director, Diagnostic Department
OTSUKA PHARMACEUTICAL CO. LTD.
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Title

January 10, 1999
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Date



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